EXHIBIT 10.3

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT (the “IP Assignment”), dated as of April 19, 2022, between GLOBAL TECH INDUSTRIES GROUP, INC., a corporation organized under the laws of the state of Nevada (“Assignor”) and PARABOLIC TECH DMCC, a Dubai corporation organized under the laws of Dubai (“Assignee”). Capitalized terms used herein without definition shall have the meanings ascribed them in the Asset Purchase Agreement.

RECITALS

WHEREAS, Assignor and Assignee are parties to a certain Asset Purchase Agreement, dated as of April 19, 2022 (the “Asset Purchase Agreement”), pursuant to which, among other things, Assignor agreed to sell, and Assignee agreed to purchase, certain assets of Assignor related to the Beyond Blockchain Business as more particularly set forth in the Asset Purchase Agreement;

WHEREAS, it is a condition to the Closing of the Asset Purchase Agreement that Assignor enters into this Assignment to transfer to Assignee the Intellectual Property included as part of the Purchased Assets, as more particularly set forth in Exhibit A attached hereto (the “Assigned IP”);

WHEREAS, Assignee desires to purchase or acquire all Assignor’s right, title and interest in and to the Assigned IP;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Asset Purchase Agreement, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1. Assignment. Assignor hereby sells, transfers, conveys, assigns and delivers to Assignee, and Assignee accepts all right, title and interest of Assignor in and to, the Assigned IP, including the right to claim priority, the right to sue and receive damages for any past infringements and all goodwill associated with the assigned trademarks, service marks, trade dress and the like.

2. Relationship with the Asset Purchase Agreement. This IP Assignment is intended to evidence the consummation of the transactions contemplated by the Asset Purchase Agreement. This IP Assignment is made without representation or warranty except as provided in and by the Asset Purchase Agreement. This IP Assignment is in all respects subject to the provisions of the Asset Purchase Agreement and is not intended in any way to supersede, limit or qualify any provision of the Asset Purchase Agreement, except that the Schedules attached to this Assignment shall take precedence over the schedules to the Asset Purchase Agreement for purposes of this Assignment.

3. Further Assurances and Assistance. (a) Upon prior written request by Assignee and at Assignee’s expense, Assignor agrees to perform any and all acts and execute any and all documents in such manner and at such location as may be required by Assignee in its discretion to: (i) protect, perfect or enforce any of the rights, privileges and entitlements granted or promised to Assignee under this IP Assignment and (ii) enable Assignee to pursue or prosecute any application, registration or other filing in respect of the Assigned IP in favor of Assignee or such other party as Assignee may designate, including, without limitation, signing and executing any formal assignment or other related documents as may be required by any relevant intellectual property registries anywhere in the world.

(b) If Assignor shall have failed, following 5 days’ written notice from Assignee, to perform any act or execute any document referred to in this Section 3 (a) above, Assignee shall have the right to do so in the place and stead of Assignor as its lawfully appointed attorney-in-fact and Assignor hereby irrevocably appoints Assignee as its attorney-in-fact for such purposes.

(c) Assignor undertakes to reasonably cooperate with Assignee in any proceedings for infringement of any Assigned IP, including providing such information as Assignee may reasonably request, provided that Assignee shall reimburse Assignor for any costs or expenses incurred by Assignor in providing such cooperation.

4. Counterparts. The Parties may execute this IP Assignment in any number of counterparts, separately or together.

5. Severability. If any provision of this IP Assignment is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and this IP Assignment shall be construed and enforced as if such illegal, invalid, or unenforceable provision never comprised a part hereof. The remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this IP Assignment a provision as similar in its terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

6. Successors. This Assignment shall inure to the benefit of and is binding upon the respective successors and permitted assigns of Assignor and Assignee.

7. Entire Agreement, Etc. This IP Assignment and the Asset Purchase Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of a conflict between the terms of this IP Assignment and the Asset Purchase Agreement, the Asset Purchase Agreement shall control.

8. Governing Law. This Assignment shall be governed by and construed in accordance with (i) the laws of the United States, in respect to trademark, copyright, and patent issues, and (ii) in all other respects, including as to validity (except for patent, copyright, and trademark issues), interpretation and effect, by the laws of the State of New York without giving effect to the conflict of laws rules thereof.

{Signatures Appear on Following Page

IN WITNESS WHEREOF, Assignor and Assignee caused this Assignment to be duly executed as of the date first written above.

ASSIGNOR: GLOBAL TECH INDUSTRIES GROUP, INC.

By:	/s/ David Reichman
Name:	David Reichman
Title:	Chief Executive Officer

ACCEPTED BY:

ASSIGNEE: PARABOLIC TECH DMCC

By:	/s/ MD Shoan Rahman
Name:	MD Shoan Rahman
Title:	Managing Director

EXHIBIT A TO INTELLECTUAL PROPERTY

ASSIGNMENT AGREEMENT

ASSIGNED IP

1.	Beyond Blockchain trade or service names and marks

2.	Beyond Blockchain URL (beyondblockchain.us)

3.	Copyrights of Assignor, to the extent applicable, in and to the Beyond Blockchain Website

4.	Copyrights of Assignor, to the extent applicable, in and to the Beyond Blockchain Mobile App (iOS & Android)

5.	Any other Intellectual Property owned by Assignor solely related to, and used solely in connection with, the Beyond Blockchain Business